Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the registration statements on Form S-8 (File No. 333-185612) of Par Petroleum Corporation of our report dated February 27, 2015, with respect to the balance sheet of Piceance Energy, LLC as of December 31, 2014, and the related statements of operations, members’ equity, and cash flows for the year then ended, appearing in the Annual Report on Form 10-K of Par Petroleum Corporation for the fiscal year ended December 31, 2014.

/s/ EKS&H LLLP

Denver, Colorado
March 12, 2015